As filed with the Securities and Exchange Commission on December 6, 2018	Registration No. 333-136680

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8 REGISTRATION STATEMENT NO. 333-136680
UNDER
THE SECURITIES ACT OF 1933

American Railcar Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

North Dakota	43-1481791
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Clark Street, St. Charles, Missouri 63301
(Address of Principal Executive Offices, Including Zip Code)

AMERICAN RAILCAR INDUSTRIES, INC. 2005 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE JUNE 9, 2015)
(Full Title of the Plan)
Yevgeny Fundler, Esq.
Senior Vice President and General Counsel
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
(636) 940-6000
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8, Registration No. 333-136680, previously filed by American Railcar Industries, Inc. (the “Company”) with the Securities and Exchange Commission on August 16, 2006, registering (i) 1,000,000 shares of common stock of the Company, $0.01 par value (“Common Stock”), issuable pursuant to the American Railcar Industries, Inc. 2005 Equity Incentive Plan (as amended and restated effective June 9, 2015) and (ii) 114,286 shares of Common Stock previously issued pursuant to a letter agreement, dated November 18, 2005, by and between the Company and James J. Unger, the former President and Chief Executive Officer of the Company (the “Registration Statement”).

As previously disclosed, on October 22, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with STL Parent Corp., a Delaware corporation (the “Parent”). On October 26, 2018, a North Dakota corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”) executed a joinder agreement with the Company and Parent pursuant to which Merger Sub became a party to the Merger Agreement.  Pursuant to the Merger Agreement, Merger Sub agreed to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). The Merger was completed on December 5, 2018. Accordingly, as a result of the Merger, the Company is now a wholly-owned subsidiary of Parent.  Parent is a wholly-owned subsidiary of ITE Rail Fund L.P., which is managed by ITE Management L.P. ITE Management L.P. is an investment firm targeting industrial and transportation assets and companies.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.
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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Charles, State of Missouri, on the 6th day of December, 2018.

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ Luke M. Williams
Name: Luke M. Williams Title: Senior Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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